Exhibit 99.1

ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
scavanaugh@hcr-manorcare.com

Manor Care, Inc. Stockholders Approve Proposed Merger

TOLEDO, Ohio, October 17, 2007 — Manor Care, Inc. (NYSE:HCR) announced that at its special meeting of stockholders today, the company’s stockholders approved the merger agreement providing for the merger of Manor Care, Inc. with an affiliate of The Carlyle Group. Approximately 99 percent of the shares present and voting voted for the approval of the merger agreement. The number of shares voting to approve the merger agreement represents approximately 76 percent of the total number of shares outstanding and entitled to vote.

Under the terms of the merger agreement, upon the completion of the merger, Manor Care, Inc. stockholders generally will be entitled to receive $67.00 in cash for each share of Manor Care, Inc. common stock held. The merger, which remains subject to receipt of certain regulatory approvals and other customary closing conditions, is expected to close in the fourth quarter of 2007.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute services and long-term care. The company’s nearly 60,000 employees provide quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.